Exhibit 10.10

January [    ], 2010

Dear Neill:

Reference is made to your employment agreement with RenaissanceRe Holdings, Ltd. (the “Company”), dated February 19, 2009 (your “Employment Agreement”). As you are aware, your Employment Agreement provides for a special equity award of performance-vested restricted shares to be made on or about February 22, 2010. By executing this letter agreement, you agree to defer the date of grant of your special equity award until immediately after the Company’s 2010 Annual General Meeting of shareholders (the “AGM”). The Company plans to submit for shareholder approval at the AGM a new stock incentive plan, and if such plan is adopted, your special equity award will be granted thereunder. Otherwise, the award will be granted under the Company’s 2001 Stock Incentive Plan (the “Plan”). Except as specifically set forth herein, all terms and provisions of your Employment Agreement and the special equity award shall continue in full force and effect, including without limitation as to vesting conditions. To the extent any extraordinary event occurs between February 22, 2010, and the actual grant date for your special equity award, you will be economically protected such that the economic result to you in respect of such award will be the same as if the award were granted to you on February 22, 2010.

Please indicate your agreement to and acceptance of the terms of this letter agreement by signing below.

Sincerely,

Agreed and accepted:

Neill A. Currie

Date